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                                                            EXHIBIT 2.1



                                 E. Chester Stokes
                           9551 Baymeadows Road, Suite 4
                              Jacksonville, FL  32256





                                    May 28, 1999


Grease Monkey Holding Corporation
633 17th Street, Suite 400
Denver, Colorado  80202

     Re: AGREEMENT AND PLAN OF MERGER (THE "AGREEMENT") BETWEEN GREASE MONKEY HOLDING CORPORATION ("GMHC") AND QL 3000 INC. ("QL 3000")

Ladies and Gentlemen:

     I understand that Section 5.10 of the Agreement requires QL 3000 to provide to GMHC a bona fide commitment letter for at least $11,000,000 in debt financing. Enclosed is a copy of a commitment letter from Mobil Oil Company evidencing its agreement to continue its existing loans to GMHC following completion of the merger.

     I have completed all necessary due diligence inspections with respect to such financings. Based on such inspections, I commit to provide or cause to be provided the balance of all necessary debt and equity financings to complete the merger described in the Agreement. While my commitment is unconditional, QL 3000 does not waive any conditions to its obligations under the Agreement.

     Additionally, I understand that you are a publicly-traded company with certain obligations under the SEC's proxy rules. Therefore, I will provide you with any information necessary for you to comply with such rules. Separately, I have delivered to you my current financial statement.

                                   Very truly yours,


                                   /s/ E. Chester Stokes
                                   ---------------------
                                   E. Chester Stokes